Exhibit 10.2

CERENCE GMBH

CHANGE OF CONTROL AND SEVERANCE AGREEMENT—CEO

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between Stefan Ortmanns (“Executive”) and Cerence GmbH (the “Company”), effective as of the latest date on the signature page of this Agreement (the “Effective Date”).

RECITALS

1. The Compensation Committee (the “Committee”) of the Board of Directors of the Parent Company (the “Board”) has determined that it is in the best interests of the group and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control.

2. The Committee believes that it is imperative to provide Executive with severance benefits upon Executive’s termination of employment under certain circumstances to provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

3. Certain capitalized terms used in the Agreement and not otherwise defined are defined in Section 4 below.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s continued employment and the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). The Initial Term will automatically renew for additional, successive one (1) year periods (each a “Renewal Term”), unless either party provides written notice of such party’s intent not to continue this Agreement no less than ninety (90) days prior to expiration of the Initial Term or the Renewal Term, as applicable; provided, however, in the event that a Change of Control occurs during the final year of the Initial Term or during any Renewal Term, the Initial Term or the Renewal Term, as applicable, shall automatically be extended until the one (1) year anniversary of the Change of Control (a “Change of Control Extension”) (the Initial Term together with any Renewal Terms (each as extended by any Change of Control Extension), if applicable, shall be referred to herein as the “Term”). If Executive becomes entitled to benefits under Section 2 during the Term, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For avoidance of doubt, Executive will not be entitled to severance benefits under Section 2 due solely to notice of non-renewal or termination of the Agreement due to non-renewal. The Company and the Executive agree that if the Company adopts an executive severance and change of control plan (a “Severance Plan”) with economic terms that are at least as favorable as the terms in this Agreement, this Executive will waive his rights under this Agreement in exchange for participating in the Severance Plan and the Term of this Agreement will end.

2. Severance Benefits.

(a) Termination Other than During Change of Control Period. If Executive’s employment with the Company is validly terminated by the Company other than for Cause and for a reason other than due to Executive’s death or absence from work due to a disability for a period in excess of one hundred and eighty (180) days in any twelve (12)-month period that qualifies for benefits under the Company’s long-term disability program (“Disability”), and such termination occurs outside the Change of Control Period, then, subject to the other provisions of this Agreement, Executive will receive from the Company:

(i) Base Salary Severance. A lump sum cash severance payment equal to one hundred fifty percent (150%) of Executive’s annual base salary as in effect immediately prior to the termination date.

(ii) Target Bonus Severance. A lump sum cash severance payment equal to one hundred fifty percent (150%) of Executive’s target bonus and a prorated percentage of Executive’s target bonus as in effect for the fiscal year that includes the termination date. The prorated percentage will be determined by dividing the number of days during the fiscal year for which Executive remained an employee of the Company, by three hundred and sixty-five (365). If Executive’s target bonus for the fiscal year including the termination date has not been set as of the termination date, Executive instead will receive a prorated percentage of the target bonus for the immediately preceding fiscal year.

(b) Termination Following a Change of Control. If during the Change of Control Period (i) Executive’s employment with the Company is validly terminated by the Company other than for Cause and for a reason other than due to Executive’s death or Disability or (ii) Executive resigns for Good Reason, then, subject to the other provisions of this Agreement, Executive will receive from the Company:

(i) Base Salary Severance. A lump sum cash severance payment equal to two hundred percent (200%) of Executive’s annual base salary as in effect immediately prior to the termination date (or, if greater, as in effect immediately prior to the Change of Control).

(ii) Target Bonus Severance. A lump sum cash severance payment equal to (A) two hundred percent (200%) of the greater of (1) Executive’s target bonus for the year in which Executive’s termination occurs, or (2) Executive’s target bonus in effect immediately prior to the Change of Control plus (B) a prorated percentage of the greater of (1) Executive’s target bonus for the year in which Executive’s termination occurs, or (2) Executive’s target bonus in effect immediately prior to the Change of Control. The prorated percentage will be determined by dividing the number of days during the fiscal year for which Executive remained an employee of the Company, by three hundred and sixty-five (365). If Executive’s target bonus for the fiscal year including the termination date has not been set as of the termination date, Executive instead will receive a prorated percentage of the target bonus for the immediately preceding fiscal year.

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates in a voluntary resignation (other than for Good Reason during the Change of Control Period), or if Executive’s employment with the Company is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits except as otherwise provided by applicable law or those (if any) as may be available under the Company’s severance and benefit plans and policies in effect at the time of such termination.

(d) Accrued Amounts. Without regard to the reason for, or the timing of, Executive’s termination of employment, the Company shall pay Executive: (i) any unpaid base salary due for periods prior to the date of termination, (ii) accrued and unused vacation, as required under the applicable Company policy; and (iii) all expenses incurred by Executive in connection with the business of the Company prior to the date of termination in accordance with the Company’s business expense reimbursement policy. Subject to the following sentence, these payments shall be made promptly upon termination and within the period of time mandated by law. In the event of an unfair dismissal action (Kündigungsschutzklage) payments for unused vacation shall be made no earlier than upon final and binding completion of the legal dispute.

(e) Exclusive Remedy. In the event of termination of Executive’s employment as set forth in Section 2 of this Agreement, the provisions of Section 2 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, or any unreimbursed reimbursable expenses). Any severance payment awarded in accordance with Section 14 of the German Act against Unfair Dismissals shall be offset against any severance benefits payable under Section 2 of this Agreement. During the term of this Agreement, Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment, including under any offer letter or other agreement with the Company, other than those benefits expressly set forth in Section 2 of this Agreement.

(f) Transfer between Company and any Subsidiary. For purposes of this Section 2, if Executive’s employment relationship with the Company or any parent or subsidiary of the Company ceases, Executive will not, solely by virtue thereof, be determined to have been terminated without Cause for purposes of this Agreement if Executive continues to remain employed by the Company or any subsidiary of the Company immediately thereafter (e.g., upon transfer of Executive’s employment from the Company to a Company subsidiary).

3. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits in Section 2 pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement that includes without limitation, if requested by the Company, a non-competition covenant that applies for up to twelve (12) months following Executive’s termination of employment, non-disparagement obligations of Executive and a release of claims, all in the form provided by the Company, which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If such separation agreement does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. Any cash severance payments or benefits otherwise payable to Executive in a lump sum or otherwise between the termination date and the Release Deadline will be paid on or within fifteen (15) days following the Release Deadline. In no event will any severance payments or benefits be paid or provided until the separation agreement actually becomes effective and irrevocable and, if the separation agreement does not become effective in accordance with its terms on or prior to the Release Deadline, Executive’s entitlement to any such severance payments and benefits under this Agreement shall be forfeited on the Release Deadline for no consideration payable to Executive.

(b) Proprietary Information and Non-Competition Agreement. Executive’s receipt of any severance payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any agreements between Executive and the Company concerning inventions, confidentiality, or restrictive covenants (the “Confidentiality Agreement”).

4. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means a reason for termination that is so serious that the employer cannot be expected to wait until the end of the regular period of notice. Such serious reasons for termination might include, in particular, but not exclusively: serious breaches of duty arising from the employment contract such as refusal to work; repeated late appearance; crimes of any kind against the employer, colleagues or clients; discriminatory behaviour towards the employer, colleagues or clients and other serious breaches of trust.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) any “person” becomes the “beneficial owner”, directly or indirectly, of securities of the Parent Company representing more than fifty (50) % of the total voting power represented by the Parent Company’s then outstanding voting securities;

(ii) the consummation by the Parent Company of a merger or consolidation of the Parent Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%)of the total voting power represented by the voting securities of the Parent Company or such surviving entity outstanding immediately after such merger or consolidation (in substantially the same proportions relative to each other as immediately prior to the transaction); or

(iii) the consummation of the sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets (it being understood that the sale or spinoff of one or more (but not all material) divisions of the Parent Company shall not constitute the sale or disposition of all or substantially all of the Parent Company’s assets).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Parent Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent Company’s securities immediately before such transaction.

(c) Change of Control Period. “Change of Control Period” means the period beginning on a Change of Control and ending on the one-year anniversary of the Change of Control.

(d) Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction in Executive’s duties, authority or responsibilities; (ii) a material reduction by the Company in the annual base compensation or target bonus opportunity (as a percentage of base salary) of Executive as in effect immediately prior to such reduction provided, however, that one or more reductions in base compensation or target bonus opportunity applicable to all executives generally that, cumulatively, total ten percent (10%) or less in base compensation and/or ten (10) percentage points or less in target bonus opportunity will not constitute a material reduction for purposes of this clause (ii); (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location; (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below; or (v) a material breach by the Company of this Agreement or any equity award agreement between Company and Executive. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company shall have failed to cure during a period of thirty (30) days following the date of such notice and Executive shall terminate employment within sixty (60) days after the end of the Cure Period.

5. Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by registered or certified mail, with or without return receipt requested and postage prepaid, or when delivered by private courier service such as UPS or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the registered managing director (Geschäftsführerin) of the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice or any shorter period required herein).

7. Resignation. Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

8. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to severance benefits upon termination of Executive’s employment for any reason and the Confidentiality Agreement constitutes the entire agreement of the parties thereto with respect to the subject matter thereof. This Agreement supersedes, replaces in their entirety and terminates, in particular, the Change of Control and Severance Agreement dated December 18, 2019 and any prior representations, understandings, undertakings or agreements between the Company and Executive, whether written or oral and whether expressed or implied, that provided any benefits to Executive upon termination of Executive’s employment for any reason. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Clawback Provisions. Notwithstanding any other provision in this Agreement to the contrary, Executive agrees that incentive-based compensation or other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company or its parent company clawback policy that is applicable to all senior executives of Company or its parent company (including any such policy adopted by Company pursuant to applicable law, government regulation or stock exchange listing requirement).

(f) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the Federal Republic of Germany.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Change of Control and Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	CERENCE GMBH

	By:	/s/ Jennifer Salinas
Jennifer Salinas
	Title:	SVP – General Counsel
	Date:	June 21, 2022

EXECUTIVE	By:	/s/ Stefan Ortmanns
Stefan Ortmanns
	Title:	Chief Executive Officer
	Date:	June 19, 2022